Exhibit 99.1

Central Garden & Pet Company Announces Fiscal 2016 & Fourth Quarter Results

Fiscal 2016 diluted EPS of $0.87 vs. diluted EPS of $0.64 for fiscal 2015

Fiscal 2016 non-GAAP diluted EPS of $1.26 vs. non-GAAP diluted EPS of $0.74 for fiscal 2015

WALNUT CREEK, Calif.--(BUSINESS WIRE)--December 1, 2016--Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA), a leading innovator, marketer and producer of quality branded products for the lawn and garden and pet supplies markets, today announced financial results for its fiscal year and fourth quarter ended September 24, 2016.

Fiscal 2016 Summary

Net sales increased 10.8% to $1.83 billion compared to $1.65 billion a year ago. Branded product sales of $1.44 billion increased 9.7% and sales of other manufacturers’ products of $386.2 million rose 15.0%. Organic sales growth, adjusting for businesses purchased or exited that impacted the year, rose 4.2%. The Pet and Garden segments both experienced organic growth. Gross margin improved 60 basis points to 30.2% compared to 29.6% in the prior year despite the dilutive effects of the Company's recent acquisitions, which negatively impacted fiscal 2016 gross margin by 100 basis points. The Company's gross margin benefited from a favorable mix of product sales, reduced raw material input costs, as well as its exit from the holiday decor business.

Fiscal 2016 GAAP Operating Income, Net Earnings and EPS

  Operating income of $129.4 million was up 41.5% over fiscal 2015 from $91.4 million;
  Operating margin of 7.1% increased 160 basis points compared to fiscal 2015;
  Net income was $44.5 million, a 39.2% increase compared to $32.0 million in fiscal 2015; and
  Earnings per share increased 35.9% to $0.87 per fully diluted share.

Fiscal 2016 Non-GAAP Operating Income, Net Earnings and EPS

  Non-GAAP results for fiscal 2016 exclude $14.3 million of charges in the first quarter related to the Company's refinancing of its fixed rate notes, $2.4 million of income related to the sale of a manufacturing plant in the third quarter, and non-cash impairment charges of $18.4 million in the fourth quarter primarily related to the Company's investment in two joint ventures. Only $1.8 million of the impairment charge impacted operating income;
  Non-GAAP results for fiscal 2015 exclude a Pet non-cash intangible impairment charge of $7.3 million, all of which impacted operating income;
  Non-GAAP operating income for the year, excluding the items above, was $128.8 million and an operating margin of 7.0% compared to $98.7 million and 6.0% in the prior year;
  Non-GAAP net income was $64.4 million, a 75.8% gain compared to $36.6 million in the period a year ago;
  Non-GAAP earnings per fully diluted share increased 70.3% to $1.26 per fully diluted share.

Fiscal 2016 Fourth Quarter Financial Results

Net sales increased 7.0% to $413.4 million compared to $386.4 million in the fourth quarter a year ago. Branded product sales of $330.0 million increased 6.7% and sales of other manufacturers’ products of $83.5 million rose 8.3%. Organic sales growth, adjusting for businesses purchased or exited that impacted the year, rose 2.6%. The Pet and Garden segments both experienced organic growth; Gross margin improved 120 basis points compared to the fourth quarter a year ago to 29.1%, benefiting primarily from the Company's exit from the holiday decor business.

Fourth Quarter GAAP Operating Income, Net Earnings and EPS

  Operating income of $13.0 million was up $11.7 million compared to $1.3 million in the fourth quarter a year ago. Operating margin of 3.1% increased 280 basis points compared to the fourth quarter a year ago;
  Net loss of $5.6 million increased 28.4% compared to the fourth quarter a year ago due to additional net impairment charges of $11.1 million versus the prior year; and
  Loss per fully-diluted share increased 22.2% to $0.11.

Fourth Quarter Non-GAAP Operating Income, Net Earnings and EPS

  Non-GAAP results exclude non-cash impairment charges of $18.4 million in the fourth quarter of fiscal 2016 including $1.8 million that impacted operating income;
  Comparably, in the fourth quarter of fiscal 2015, non-GAAP results exclude a Pet non-cash intangible impairment charge of $7.3 million, all of which impacted operating income;
  Non-GAAP operating income, excluding the above items, was $14.8 million and non-GAAP operating margin was 3.6% compared to $8.6 million and 2.2% in the fourth quarter of fiscal 2015;
  Non-GAAP net income of $6.6 million increased $6.3 million compared to the fourth quarter a year ago; and
  Non-GAAP earnings per diluted share of $0.13 increased $0.12.

"Central's results this quarter and year reflect continued disciplined execution of our initiatives to grow revenues and profits," said George Roeth, President & CEO of Central Garden & Pet. "Our efforts to grow organically have led to successful new products, expanded distribution and vendor relationships, and ultimately, market share gains. In addition, our recent acquisitions are performing at or above expectations."

Pet Segment Fiscal 2016 Fourth Quarter Results

Fourth quarter net sales for the Pet segment increased 14.9% to $270.7 million, from the same period a year ago, driven in large part by acquisitions. The Pet segment’s branded product sales were $214.6 million, up 18.7% compared to the fourth quarter a year ago, and sales of other manufacturers’ products were $56.0 million, an increase of 2.3%. Pet organic sales grew 2.6%, on strength in most of the segment's categories.

The Pet segment’s operating income rose 23.8% compared to the fourth quarter a year ago to $22.6 million and included a $1.8 million non-cash impairment charge. In the prior year, there was a non-cash charge of $7.3 million for intangible impairments. Pet operating margin, aided by the lower impairment charges compared to the prior year, rose to 8.3%, an increase of 60 basis points compared to the fourth quarter a year ago. Excluding the intangible charges in both years, non-GAAP operating margin declined from the fourth quarter of 2015, primarily due to the Company's investments for future growth. The Company expects more favorable operating margin comparisons in the year ahead.

Garden Segment Fiscal 2016 Fourth Quarter Results

Net sales for the Garden segment declined 5.3% compared to the fourth quarter a year ago to $142.8 million, due primarily to a decrease of $13.6 million from the holiday decor business that the Company exited earlier in the year. The Garden segment’s branded product sales were $115.3 million in the quarter, down 10.2% compared to the fourth quarter a year ago. Sales of other manufacturers’ products were up 23.0% to $27.4 million. Garden organic sales, excluding the holiday decor business, rose 2.7%, driven by higher sales of grass seed and other manufacturers' products.

The Garden segment’s operating income in the quarter rose to $2.7 million compared to $0.9 million in the fourth quarter a year ago. Garden operating margin improved 130 basis points to 1.9%, aided by the absence of the holiday decor business in the current quarter.

2017 Guidance

The Company currently expects earnings per fully-diluted share of $1.34 or higher for fiscal 2017, an increase of 6% or more from the prior year. Fiscal 2017 will have 53 weeks compared to 52 weeks in fiscal 2016. The extra week is expected to account for approximately $0.01 per share of 2017 earnings. Capital expenditures are expected to be approximately $40 million to $45 million on an increase in investment to drive future growth.

Mr. Roeth said, "Delivering sustainable, profitable growth is a key strategic goal for our team. To that end, we are increasing our investment and developing a three-year line of sight to our ability to deliver improved innovation output and success rates, as well as cost savings and productivity improvements. At the same time, we are continuing to take steps to create greater portfolio momentum, by making strategic acquisitions and divestitures and managing each of our businesses differentially based on their profit characteristics and growth potential.” Roeth continued, “The costs of these initiatives will slow down 2017 earnings growth but are expected to generate meaningful top and bottom-line growth going forward.” Roeth concluded, "We enter the new year as financially sound as we have ever been, and I am energized by the passion of our employees and the opportunities in front of us as we move forward."

Additional Information

At September 24, 2016, the Company’s cash and short-term investments balance was $93.0 million, compared to $47.6 million a year ago. Cash flow from operations for the fourth quarter of fiscal 2016 was $61.8 million, compared to $30.8 million in the fourth quarter of fiscal 2015.

Total debt at September 24, 2016 was $395.3 million compared to $397.0 million at September 26, 2015. Net interest expense was $6.6 million for the fourth quarter compared to $8.6 million in the prior-year period. The decline in interest expense was due to the Company's debt refinancing in its fiscal first quarter. During the quarter, the Company did not repurchase any shares of its common stock. Approximately $35 million remains available under the Board approved share repurchase program.

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time to discuss its fourth quarter and fiscal 2016 results. The conference call will be accessible via the internet through Central’s website, http://ir.central.com.

Alternatively, to listen to the call by telephone, dial (201) 689-8345 (domestic and international) using confirmation #13650358. A replay of the call will be available for ten days by dialing (201) 612-7415 and entering confirmation #13650358.

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and OVER-N-OUT®; and decorative outdoor patio products under the PENNINGTON ® brand. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands AQUEON®, CORALIFE® and ZILLA®; bird & small animal and the brands KAYTEE®, Forti-Diet® and CRITTER TRAIL®; dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, IMS™, CADET®, PINNACLE® and AVODERM®; and equine and the brands FARNAM®, HORSE HEALTH™ and VITAFLEX®. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 4,100 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company's SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including expectations for future favorable results and cost reductions, operating margin expansion, and earnings guidance for fiscal 2017 are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. All forward-looking statements are based upon the Company’s current expectations and various assumptions. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release including, but not limited to, the following factors:

  seasonality and fluctuations in the Company’s operating results and cash flow;
  fluctuations in market prices for seeds and grains and other raw materials and the Company’s ability to pass through cost increases in a timely manner;
  adverse weather conditions;
  the recent transition to a new CEO and our dependence upon our key executives;
  dependence on a small number of customers for a significant portion of our business;
  uncertainty about new product innovations and marketing programs; and
  competition in our industries.

These risks and others are described in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) Unaudited

ASSETS	September 24, 2016	September 26, 2015
Current assets:
Cash and cash equivalents	$92,982	$47,584
Restricted cash	10,910	13,157
Accounts receivable, net	201,151	207,402
Inventories	362,004	335,946
Prepaid expenses, deferred income taxes and other	47,759	49,731
Total current assets	714,806	653,820

Plant, property and equipment, net	158,224	162,809
Goodwill	231,385	209,089
Other intangible assets, net	95,865	75,460
Other assets	11,913	30,419
Total	$1,212,193	$1,131,597

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$102,413	$88,889
Accrued expenses	99,343	87,724
Current portion of long-term debt	463	291
Total current liabilities	202,219	176,904

Long-term debt	394,806	396,691
Deferred income taxes and other long-term obligations	60,581	51,622

Equity:
Common stock	120	119
Class A common stock	374	364
Class B stock	16	16
Additional paid-in capital	393,297	388,636
Retained earnings	160,501	115,987
Accumulated other comprehensive income (loss)	(1,294)	164
Total Central Garden & Pet shareholders’ equity	553,014	505,286
Noncontrolling interest	1,573	1,094
Total equity	554,587	506,380
Total	$1,212,193	$1,131,597

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts) (unaudited)

	Three Months Ended		Fiscal Year Ended
	September 24, 2016	September 26, 2015	September 24, 2016	September 26, 2015
Net sales	$413,412	$386,369	$1,829,017	$1,650,737
Cost of goods sold and occupancy	293,232	278,397	1,275,967	1,162,685
Gross profit	120,180	107,972	553,050	488,052
Selling, general and administrative expenses	105,355	99,367	421,864	389,345
Intangible asset impairment	1,828	7,272	1,828	7,272
Operating income	12,997	1,333	129,358	91,435
Interest expense	(6,642)	(8,670)	(42,847)	(40,027)
Interest income	66	33	140	129
Other income (expense)	(16,770)	(83)	(17,013)	13
Income (loss) before income taxes and noncontrolling interest	(10,349)	(7,387)	69,638	51,550
Income tax expense (benefit)	(4,456)	(2,992)	24,053	18,535
Net income (loss) including noncontrolling interest	(5,893)	(4,395)	45,585	33,015
Net income (loss) attributable to noncontrolling interest	(282)	(26)	1,071	1,044
Net income (loss) attributable to Central Garden & Pet Company	$(5,611)	$(4,369)	$44,514	$31,971

Net income (loss) per share attributable to Central Garden & Pet Company:
Basic	$(0.11)	$(0.09)	$0.91	$0.66
Diluted	$(0.11)	$(0.09)	$0.87	$0.64

Weighted average shares used in the computation of net income per share:
Basic	49,453	48,322	48,964	48,562
Diluted	49,453	48,322	51,075	49,638

Use of Non-GAAP Financial Measures

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, to supplement the financial results prepared in accordance with GAAP, we use non-GAAP financial measures including non-GAAP net sales on a consolidated and segment basis, non-GAAP selling, general and administrative (SG&A) expense, non-GAAP operating income on a consolidated and segment basis, non-GAAP interest expense, non-GAAP other income (expense) and non-GAAP net income and diluted net income per share. Management believes these non-GAAP financial measures that exclude the impact of specific items (described below) may be useful to investors in their assessment of our ongoing operating performance and provide additional meaningful comparisons between current results and results in prior operating periods.

The reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables below. We believe that the non-GAAP financial measures provide useful information to investors and other users of our financial statements, by allowing for greater transparency in the review of our financial and operating performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our performance, and we believe these measures similarly may be useful to investors in evaluating our financial and operating performance and the trends in our business from management's point of view. While our management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace our GAAP financial results and should be read in conjunction with those GAAP results.

Non-GAAP financial measures reflect adjustments based on the following items:

  Asset impairment charges: we have excluded the impact of asset impairments on intangible assets and equity method investments as such non-cash amounts are inconsistent in amount and frequency and are impacted by the timing and/or size of acquisitions. We believe that the adjustment of these charges supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
  Gains or losses on disposals of significant plant assets: we have excluded the impact of gains or losses on the disposal of significant plant assets as these represent infrequent transactions that impact the comparability between operating periods. We believe the adjustment of these gains or losses supplements the GAAP information with a measure that may be used to assess the sustainability of our operating performance.
  Loss on early extinguishment of debt: we have excluded the charges associated with the refinancing of our 2018 Notes as the amount and frequency of such charges is not consistent and is significantly impacted by the timing and size of debt financing transactions.
  Tax impact: adjustment represents the impact of the tax effect of the pre-tax non-GAAP adjustments excluded from non-GAAP net income. The tax impact of the non-GAAP adjustments is calculated based on the consolidated effective tax rate on a GAAP basis, applied to the non-GAAP adjustments, unless the underlying item has a materially different tax treatment.
  We have also provided organic net sales, a non-GAAP measure that excludes the impact of businesses purchased or exited in the prior 12 months because we believe it permits investors to better understand the performance of our historical business without the impact of recent acquisitions or dispositions.

From time to time in the future, there may be other items that we may exclude if we believe that doing so is consistent with the goal of providing useful information to investors and management.

The non-GAAP adjustments made reflect the following:

(1)	During the fourth quarter of fiscal 2016 and fiscal 2015, we recognized non-cash impairment charges in our Pet segment of $1.8 million and $7.3 million, respectively, related to the impairment of intangible assets caused by increased competition and declining volume of sales. These impairments are included within Intangible asset impairment.

(2)	During fiscal 2016, we recorded a $2.4 million gain in our Pet segment from the sale of a manufacturing plant resulting from rationalizing our facilities to reduce excess capacity. This adjustment was recorded as part of Selling, general and administrative costs.

(3)	During the first quarter of fiscal 2016, we redeemed our 2018 Notes and issued senior notes due November 2023. As a result of the bond redemption, we incurred incremental expenses of $14.3 million, comprised of a call premium payment of $8.3 million, a $2.7 million payment of overlapping interest expense for 30 days and a $3.3 million non-cash charge for the write off of unamortized deferred financing costs and discount related to the 2018 Notes. These amounts are included in interest expense in the consolidated statements of operations.

(4)	During the fourth quarter of 2016, we recognized a non-cash impairment charge of $16.6 million related to our investment in two joint ventures as a result of changes in marketplace conditions, which impacted the expected cash flows and recoverability of the investment. The impairment is included within Other income (expense).

		GAAP to Non-GAAP Reconciliation (in thousands) For the Year Ended September
Non-GAAP Adjustments		2016	2015
Impairments of intangible assets	(1)	$1,828	$7,272
(Gain)/loss on disposal of plant assets	(2)	(2,363)
Incremental expenses from note redemption and issuance	(3)	14,339
Impairment of equity method investments	(4)	16,572
Total non-GAAP adjustments		30,376	7,272
Tax effects of non-GAAP adjustments		(10,492)	(2,618)
Total net income impact from non-GAAP adjustments		$19,884	$4,654

SG&A Expense Reconciliation
GAAP SG&A expense		$423,692	$396,617
SG&A expense impact from non-GAAP adjustments	(1) (2)	535	(7,272)
Non-GAAP SG&A expense		$424,227	$389,345
GAAP SG&A expense as a percentage of net sales		23.1%	24.0%
Non-GAAP SG&A expense as a percentage of net sales		23.2%	23.6%

Operating Income Reconciliation
GAAP operating income		$129,358	$91,435
Total operating income impact from non-GAAP adjustments	(1)(2)	(535)	7,272
Non-GAAP operating income		$128,823	$98,707
GAAP operating margin		7.1%	5.5%
Non-GAAP operating margin		7.0%	6.0%

Pet Segment Operating Income Reconciliation
GAAP Pet segment operating income		$119,930	$98,798
Total operating income impact from non-GAAP adjustments	(1)(2)	(535)	7,272
Non-GAAP Pet segment operating income		$119,395	$106,070
GAAP Pet segment operating margin		11.1%	11.0%
Non-GAAP Pet operating margin		11.0%	11.9%

Interest Expense Reconciliation
GAAP interest expense		$(42,847)	N/A
Impact from non-GAAP adjustment	(3)	14,339
Non-GAAP interest expense		$(28,508)

		GAAP to Non-GAAP Reconciliation (in thousands) For the Year Ended September
Net Income and Diluted Net Income Per Share Reconciliation		2016	2015
GAAP net income attributable to Central Garden & Pet		$44,514	$31,971
Total non-GAAP adjustments	(1)(2) (3)(4)	30,376	7,272
Tax effects of non-GAAP adjustments		(10,492)	(2,618)
Non-GAAP net income attributable to Central Garden & Pet		$64,398	$36,625
GAAP diluted net income per share		$0.87	$0.64
Non-GAAP diluted net income per share		$1.26	$0.74
Shares used in GAAP and non-GAAP diluted net earnings per share calculation		51,075	49,638

		GAAP to Non-GAAP Reconciliation (in thousands) For the Quarter Ended September 24, 2016
Net income and diluted net income per share		September 24, 2016	September 26, 2015
GAAP net income (loss)		$(5,611)	$(4,369)
Total non-GAAP Adjustments	(1)(2) (3)(4)	18,400	7,272
Tax effect		(6,224)	(2,618)
Net income impact		12,176	4,654
Non-GAAP net income		$6,565	$285
GAAP diluted loss per share		$(0.11)	$(0.09)
Non-GAAP diluted income per share		$0.13	$0.01
Basic		49,453	48,322
Diluted		51,645	49,922

		GAAP to Non-GAAP Reconciliation (in thousands) For the Quarter Ended September 24, 2016
Operating income reconciliation		September 24, 2016	September 26, 2015
GAAP operating income		$12,997	$1,333
Total operating income impact from non-GAAP	(1)	1,828	7,272
Non-GAAP operating income		14,825	8,605
GAAP operating margin		3.1%	0.3%
Non-GAAP operating margin		3.6%	2.2%
Net sales		$413,412	$386,369

Organic Net Sales Reconciliation

We have provided organic net sales, a non-GAAP measure that excludes the impact of acquisitions and dispositions, because we believe it permits investors to better understand the performance of our historical business. We define organic net sales as net sales from our historical business derived by excluding the net sales from businesses acquired or exited in the preceding 12 months. After an acquired business has been part of our consolidated results for 12 months, the change in net sales thereafter is considered part of the increase or decrease in organic net sales.

	GAAP to Non-GAAP Reconciliation For the Year Ended September 24, 2016
	Consolidated	Pet Segment	Garden Segment
Reported net sales - GAAP	10.8%	20.9%	(1.2)%
Impact of acquisitions and divestitures	6.6%	14.9%	(3.2)%
Organic net sales	4.2%	6.0%	2.0%

	GAAP to Non-GAAP Reconciliation For the Quarter Ended September 24, 2016
	Consolidated	Pet Segment	Garden Segment
Reported net sales - GAAP	7.0%	14.9%	(5.3)%
Impact of acquisitions and divestitures	4.4%	12.3%	(8.0)%
Organic net sales	2.6%	2.6%	2.7%

CONTACT:
Central Garden & Pet Company
Steve Zenker, 925-948-3657
VP of Investor Relations & Communications